INDEPENDENT AUDITOR’S CONSENT

We consent to the inclusion of our report dated April 21, 2016, with respect to the financial statements of ThrillCorp, Inc. as of December 31, 2015 and for the period from August 28, 2015 through December 31, 2015, appearing in this Regulation A Offering Circular on Form 1-A of ThrillCorp, Inc.

/s/ CohnReznick LLP
Bethesda, Maryland
June 20, 2016